Exhibit 99.1

Gold Horse International Releases First Quarterly Report Showing

$9.7 Million in Revenues

HOHHOT, Inner Mongolia, Nov. 20, 2007 (PRIME NEWSWIRE) – Gold Horse International, Inc. (formerly known as Speedhaul Holdings, Inc.) (OTC BB:SPEH.OB - News) released its first quarter results, in a 10-QSB filing with the S.E.C. Financial results showed revenues topping $9.7 million, net profits of $734,870, and net assets of $19.6 million. The Company’s stock symbol change should be announced in the near future.

CFO Adam Wasserman reported: ``Total revenues for the three months ended September 30, 2007 were $9,670,769 as compared to total revenues of $6,807,876 for the three months ended September 30, 2006, an increase of $2,862,893 or approximately 42%.

`Gold Horse reported income from operations of $1,198,195 for the three months ended September 30, 2007 as compared to income from operations of $181,584 for the three months ended September 30, 2006.”

Mr. Yang Lian Kuan, Chairman and CEO of Gold Horse commented: ``As a U.S. public company, we are seriously aware of the importance of performance and forecasts, and we want Gold Horse to be judged by results, not promises. We are pleased with our first quarterly results. Based on the growth in Western China, plus the history and professionalism of our Company, management is confident that the best is yet to come.”

About Gold Horse International, Inc.

Gold Horse International, Inc., through its wholly owned subsidiaries, Gold Horse International, Inc.(Nevada) and Global Rise International Ltd., controls and operates Inner Mongolia Jin Ma Construction Co., Ltd. (``Jin Ma Construction’’), Inner Mongolia Jin Ma Hotel Co., Ltd. (``Jin Ma Hotel’’) and Inner Mongolia Jin Ma Real Estate Development Co., Ltd. (``Jin Ma Real Estate’’, and collectively the ``Jin Ma Companies’’), all based in Hohhot City, the regional capital of Inner Mongolia Autonomous Region in the People’s Republic of China. Jin Ma Construction has been providing construction and general contractor services in Hohhot City to both private developers and the local and regional governments since 1980. Jin Ma Hotel owns, operates and manages the Jin Ma Hotel, a full-service two-star hotel located in Hohhot City. Jin Ma Real Estate develops residential and commercial properties in Hohhot City. For more information, visit http://www.GoldHorseInternational.com

Forward-looking Statements

This news release contains forward-looking statements. These forward-looking statements were based on various factors and were derived utilizing numerous assumptions and other factors that could cause our actual results to differ materially from those in the forward-looking statements. These factors include, but are not limited to, our ability to continue our contractual arrangements with the Jin Ma Companies, economic, political and market conditions and fluctuations, government and industry regulation, Chinese, U.S. and global competition, and other factors. Most of these factors are difficult to predict accurately and are generally beyond our control. We caution that these statements by their nature involve risks and uncertainties, and actual results may differ materially depending on a variety of important factors. In addition, we disclaim any obligation to update any forward-looking statements to reflect events or circumstances after the date hereof.

Contact:

Gold Horse International, Inc.

Jonathan Blum, U.S. Director

(917) 848-8506

Blum.JH@gmail.com